Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Sue Maynard (media)
+1 336-436-8263
Media@labcorp.com

Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

COVANCE XCELLERATE® WINS BEST TECHNOLOGICAL DEVELOPMENT IN CLINICAL TRIALS (CLINICAL SPONSOR-FOCUSED) AT 14TH ANNUAL SCRIP AWARDS
Burlington, NC, December 7, 2018 - LabCorp® (NYSE: LH), a leading global life sciences company, today announced that its Covance Drug Development (Covance) business was awarded Best Technological Development in Clinical Trials (Clinical Sponsor-Focused) at the 14th Annual Scrip Awards for its Xcellerate® Clinical Research Associate (CRA) Dashboard. The dashboard is an innovative mobile and web-enabled application, which is part of Covance’s Xcellerate Monitoring solution.
“The Xcellerate CRA Dashboard is a game changer,” said John Ratliff, CEO, Covance. “This powerful solution integrates all relevant clinical trial data to provide meaningful insights across all sites. With the dashboard, CRAs have access to all the information they need to perform their site monitoring activities in an informed, efficient and effective manner, thus protecting patient safety of keeping trials on track.”

The Xcellerate CRA Dashboard is an integral part of Covance’s Xcellerate Monitoring informatics solution, as well as the clinical oversight process in general. The dashboard provides visibility into site-level metrics, issues and trends, and supports clinical monitoring strategies based on risk-based monitoring principles, including the latest ICH GCP E6 (R2) guidance. It provides essential information and insights to enable proactive risk mitigation, such as metrics related to patient enrollment, trip report compliance, query and issue aging, and protocol deviations. The dashboard also serves as a link between clinical study teams and investigative research sites, facilitating collaboration and streamlining communication with site partners.

The Scrip Awards, presented by Informa Pharma Intelligence, acknowledge and commend the pharmaceutical sector’s stand-out performers across all areas of the industry, recognizing both corporate and individual achievements. Its Best Technological Development in Clinical Trials recognizes the promising and disruptive role that digital health technology now plays in clinical drug development. The award highlights the vital importance of using the most sophisticated platforms to catalyze and optimize data gathered during clinical trials.
Informa Pharma Intelligence’s Global Head of Content, Mike Ward, said: "Year after year it has become increasingly important for us to take a step back and recognize the exceptional accomplishments of both companies and individuals driving the pharmaceutical industry forward. Tasked with the challenge of improving global health, R&D innovation this past year has driven more activity in the sector than ever before. The quality of the entries this year was outstanding and we’re looking forward to seeing this momentum continue in the year to come.”

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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